------                                      ------------------------------------
FORM 3                                                  OMB APPROVAL
------                                      ------------------------------------
                                             OMB Number                3235-0104
                                             Expires:        September  30, 1997
                                             Estimated average burden
                                             hours per response .............0.5
                                            ------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

===============================================================================
 1. Name and Address of Reporting Person

     BARRETT                          FRANK                        M
     --------------------------------------------------------------------
     (Last)                          (First)                      (MI)
      TWO BALA PLAZA, SUITE 405
      --------------------------------------------------------------------
                                    (Street)
     BALA CYNWYD                      PA                          19004
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)
 2. Date of Event Requiring Statement

                                          07/27/98
-------------------------------------------------------------------------------
 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------
 4. Issuer Name and Ticker or Trading Symbol

    The Judge Group, Inc. (JUDG)
-------------------------------------------------------------------------------
 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [    ]  Director                       [    ]  10% Owner
    [ X  ]  Officer (give title)           [    ]  Other (specify)
            CHIEF FINANCIAL OFFICER
-------------------------------------------------------------------------------
 6. If Amendment, Date of Original (Month/Day/Year)

-------------------------------------------------------------------------------

 7. Individual or Joint/Group Filing (Check applicable line)
    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
===================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Report on a separate line for each class of securities beneficially owned directly or indirectly.
(over)

FORM 3 (continued)    Table II -- Derivative Securities Benefically Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================================
1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
=============================================================================================

===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security:                     |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Direct (D) or                 |     (Instr. 5)
-----------------------------------------|                           |     Indirect (I) (Instr. 5)       |
                          |  Ammount or  |                           |                                   |
                          |  Number of   |                           |                                   |
          Title           |  Shares      |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
===================================================================================================================================

Explanation of Responses:

/s/ Frank Michael Barrett
----------------------------------------------------
   *Frank Michael Barrett

                July 27, 1998
  ---------------------------------------
                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Page 2